Exhibit 99.1

PJT Partners Inc. Reports Third Quarter 2019 Results

Overview

>	Total Revenues of $174.2 million for third quarter 2019, up 24% from a year ago
–	Advisory Revenues of $146.1 million, up 25% from a year ago
–	Placement Revenues of $25.6 million, up 40% from a year ago
>	Total Revenues of $469.0 million for nine months ended September 30, 2019, up 16% from a year ago
–	Advisory Revenues of $383.6 million, up 20% from a year ago
–	Placement Revenues of $77.6 million, up 7% from a year ago
>	Third quarter GAAP Diluted EPS of $0.28 and Adjusted EPS of $0.60; year-to-date GAAP Diluted EPS of $0.52 and Adjusted EPS of $1.39
>	Strong balance sheet at quarter-end with $118.2 million of cash, cash equivalents and short-term investments
>

Repurchased approximately 554 thousand share equivalents and 1.6 million share equivalents during the quarter and nine months, respectively, through share repurchases, net share settlements and Partnership Unit exchanges

–	Intend to repurchase approximately 108 thousand Partnership Units for cash in November 2019

Paul J. Taubman, Chairman and Chief Executive Officer, said, “We are pleased to report strong results for both the third quarter and nine months year to date. Driven by a standout quarter from our Strategic Advisory business, we are continuing to realize the financial benefits of our sustained investment in the PJT platform. Our continued progress and the contribution of each of our businesses to the overall strength and stability of the PJT franchise reinforce our confidence in our outlook for 2019 and beyond.”

Media Relations: Julie Oakes Joele Frank, Wilkinson Brimmer Katcher Tel: +1 212.355.4449 PJT-JF@joelefrank.com	Investor Relations: Sharon Pearson PJT Partners Inc. Tel: +1 212.364.7120 pearson@pjtpartners.com

New York, October 29, 2019: PJT Partners Inc. (the “Company” or “PJT Partners”) (NYSE: PJT) today reported Total Revenues of $174.2 million for third quarter 2019 compared with $140.1 million for the prior year quarter. GAAP Net Income and Adjusted Net Income, If-Converted were $14.8 million and $24.5 million, respectively, for the current quarter compared with $12.3 million and $18.0 million, respectively, for the prior year quarter. GAAP Diluted EPS and Adjusted EPS were $0.28 and $0.60, respectively, for the current quarter compared with $0.33 and $0.44, respectively, for the prior year quarter.

Total Revenues for the nine months ended September 30, 2019 were $469.0 million compared with $404.9 million for 2018. GAAP Net Income and Adjusted Net Income, If-Converted were $25.7 million and $56.9 million, respectively, for the nine months compared with $30.0 million and $51.6 million, respectively, for 2018. GAAP Diluted EPS and Adjusted EPS were $0.52 and $1.39, respectively, for the nine months compared with $0.85 and $1.30, respectively, for 2018.

Revenues

The following table sets forth revenues for the three and nine months ended September 30, 2019 and 2018:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	% Change	2019	2018	% Change
	(Dollars in Millions)
Revenues
Advisory	$146.1	$117.2	25%	$383.6	$318.9	20%
Placement	25.6	18.2	40%	77.6	72.5	7%
Interest Income & Other	2.6	4.8	(46%)	7.8	13.5	(42%)
Total Revenues	$174.2	$140.1	24%	$469.0	$404.9	16%

Three Months Ended

Total Revenues were $174.2 million for third quarter 2019 compared with $140.1 million for the prior year quarter, an increase of 24%.

Advisory Revenues were $146.1 million for the current quarter compared with $117.2 million for the prior year quarter, an increase of 25%. The increase in Advisory Revenues was driven by significant growth in our strategic advisory business, which more than offset a decline in restructuring activity.

Placement Revenues were $25.6 million for the current quarter compared with $18.2 million for the prior year quarter, an increase of 40%. The increase in Placement Revenues was primarily driven by growth in corporate private placement activity and fund placement activity for private equity clients.

Interest Income & Other was $2.6 million for the current quarter compared with $4.8 million for the prior year quarter. The decrease was primarily driven by lower reimbursable expenses billed to clients as well as realized and unrealized foreign currency losses.

Nine Months Ended

Total Revenues were $469.0 million for the nine months ended September 30, 2019 compared with $404.9 million for the same period a year ago, an increase of 16%.

Advisory Revenues were $383.6 million for the nine months compared with $318.9 million for the same period a year ago, an increase of 20%. The increase in Advisory Revenues was driven by significant growth in our strategic advisory business.

Placement Revenues were $77.6 million for the nine months compared with $72.5 million for the same period a year ago, an increase of 7%. The increase was primarily driven by growth in corporate private placement activity.

Interest Income & Other was $7.8 million for the nine months compared with $13.5 million for the same period a year ago. The decrease was primarily driven by lower reimbursable expenses billed to clients as well as realized and unrealized foreign currency losses.

Expenses

The following tables set forth information relating to the Company’s expenses for the three and nine months ended September 30, 2019 and 2018:

	Three Months Ended September 30,
	2019		2018
	GAAP	As Adjusted	GAAP	As Adjusted
	(Dollars in Millions)
Expenses
Compensation and Benefits	$123.0	$111.5	$99.9	$89.7
% of Revenues	70.6%	64.0%	71.3%	64.0%
Non-Compensation	$31.4	$29.2	$28.2	$27.3
% of Revenues	18.0%	16.8%	20.1%	19.5%
Total Expenses	$154.4	$140.7	$128.1	$117.0
% of Revenues	88.6%	80.8%	91.4%	83.5%
Pretax Income	$19.8	$33.5	$12.1	$23.1
% of Revenues	11.4%	19.2%	8.6%	16.5%

	Nine Months Ended September 30,
	2019		2018
	GAAP	As Adjusted	GAAP	As Adjusted
	(Dollars in Millions)
Expenses
Compensation and Benefits	$337.4	$300.2	$297.8	$259.1
% of Revenues	71.9%	64.0%	73.6%	64.0%
Non-Compensation	$98.3	$92.1	$82.2	$79.4
% of Revenues	21.0%	19.6%	20.3%	19.6%
Total Expenses	$435.7	$392.3	$380.0	$338.5
% of Revenues	92.9%	83.6%	93.9%	83.6%
Pretax Income	$33.3	$76.7	$24.8	$66.3
% of Revenues	7.1%	16.4%	6.1%	16.4%

Compensation and Benefits Expense

Three Months Ended

GAAP Compensation and Benefits Expense was $123.0 million for third quarter 2019 compared with $99.9 million for the prior year quarter. Adjusted Compensation and Benefits Expense was $111.5 million for the current quarter compared with $89.7 million for the prior year quarter. The increase in Compensation and Benefits Expense reflected higher revenues during the current quarter as well as increased headcount.

Nine Months Ended

GAAP Compensation and Benefits Expense was $337.4 million for the nine months ended September 30, 2019 compared with $297.8 million for the same period a year ago. Adjusted Compensation and Benefits Expense was $300.2 million for the nine months compared with $259.1 million for the same period a year ago. The increase in Compensation and Benefits Expense reflected higher revenues during the current nine month period as well as increased headcount.

Non-Compensation Expense

Three Months Ended

GAAP Non-Compensation Expense was $31.4 million for third quarter 2019 compared with $28.2 million for the prior year quarter. Adjusted Non-Compensation Expense was $29.2 million for the current quarter compared with $27.3 million for the prior year quarter.

GAAP Non-Compensation Expense increased during the current quarter compared with the prior year quarter, primarily due to increases in Occupancy and Related and Depreciation and Amortization. The increase in Occupancy and Related was primarily due to expansion in footprint in our existing locations as well as the assumption of leases in the CamberView acquisition. Depreciation and Amortization increased primarily due to additional amortization expense related to intangible assets recorded in the acquisition of CamberView during the fourth quarter of 2018.

Adjusted Non-Compensation Expense increased during the current quarter compared with the prior year quarter, primarily due to an increase in Occupancy and Related for the same reasons noted above.

Nine Months Ended

GAAP Non-Compensation Expense was $98.3 million for the nine months ended September 30, 2019 compared with $82.2 million for the same period a year ago. Adjusted Non-Compensation Expense was $92.1 million for the nine months compared with $79.4 million for the same period a year ago.

GAAP Non-Compensation Expense increased during the nine months compared with the same period a year ago, primarily due to increases in Depreciation and Amortization, Other Expenses, Occupancy and Related, Travel and Related and Professional Fees. Depreciation and Amortization increased primarily due to additional amortization expense related to intangible assets recorded in the acquisition of CamberView during the fourth quarter of 2018. Other Expenses increased primarily due to interest expense associated with the acquisition of CamberView and additional market data and other expenses associated with increased headcount and business activity. The increase in Occupancy and Related was primarily due to expansion in footprint in our existing locations as well as the assumption of leases in the CamberView acquisition. The increases in Travel and Related and Professional Fees were primarily due to increased headcount and business activity.

Adjusted Non-Compensation Expense increased during the nine months compared with the same period a year ago, primarily due to increases in Other Expenses, Occupancy and Related, Travel and Related and Professional Fees for the same reasons noted above.

Provision for Taxes

As of September 30, 2019, PJT Partners Inc. owned 59.5% of PJT Partners Holdings LP. PJT Partners Inc. is subject to corporate U.S. federal and state income tax while PJT Partners Holdings LP is subject to New York City unincorporated business tax and other entity-level taxes imposed by certain state and foreign jurisdictions. Please refer to Note 12. “Stockholders’ Equity (Deficit)” in the “Notes to Consolidated Financial Statements” in “Part II. Item 8. Financial Statements and Supplementary Data” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 for further information about the corporate ownership structure.

In calculating Adjusted Net Income, If-Converted, the Company has assumed that all outstanding Class A partnership units in PJT Partners Holdings LP (“Partnership Units”) (excluding the unvested partnership units that have yet to satisfy certain market conditions) have been exchanged into shares of the Company’s Class A common stock, subjecting all of the Company’s income to corporate-level tax.

The effective tax rate for Adjusted Net Income, If-Converted for the nine months ended September 30, 2019 was 25.8% compared with 22.2% for the same period a year ago. This tax rate excludes the tax benefits of the adjustments for transaction-related compensation expense, amortization expense and spin-off-related payable due to The Blackstone Group Inc. (“Blackstone”). The increase in tax rate from the nine months ended September 30, 2018 is primarily due to a decreased tax benefit related to the delivery during the period of vested shares at values in excess of their amortized cost.

Capital Management and Balance Sheet

As of September 30, 2019, the Company held cash, cash equivalents and short-term investments of $118.2 million. Additionally, the Company had funded debt of $25.8 million.

On April 24, 2019, the Company’s Board of Directors authorized the repurchase of shares of the Company’s Class A common stock in an amount up to $100 million. As of September 30, 2019, the Company’s remaining repurchase authorization was $89.4 million.

During third quarter 2019, the Company repurchased 441,032 shares of Class A common stock pursuant to the share repurchase program, net share settled 4,320 shares to satisfy employee tax obligations and repurchased 108,586 Partnership Units for cash pursuant to the quarterly exchange program.

In aggregate during third quarter 2019, the Company repurchased an equivalent of 553,938 shares at an average price of $40.38 per share.

The Company intends to repurchase 108,108 Partnership Units for cash on November 5, 2019 at a price to be determined by the per share volume-weighted average price of the Company’s Class A common stock on October 31, 2019.

Dividend

The Board of Directors of PJT Partners Inc. has declared a quarterly dividend of $0.05 per share of Class A common stock. The dividend will be paid on December 18, 2019 to Class A common stockholders of record on December 4, 2019.

Quarterly Investor Call Details

PJT Partners will host a conference call on October 29, 2019 at 8:30 a.m. ET to discuss its third quarter 2019 results. The conference call can be accessed via the internet on www.pjtpartners.com or by dialing +1 (888) 339-2688 (U.S. domestic) or +1 (617) 847-3007 (international), passcode 912 737 52#. For those unable to listen to the live broadcast, a replay will be available following the call at www.pjtpartners.com or by dialing +1 (888) 286-8010 (U.S. domestic) or +1 (617) 801-6888 (international), passcode 766 561 76#.

About PJT Partners

PJT Partners is a global advisory-focused investment bank. Our team of senior professionals delivers a wide array of strategic advisory, shareholder advisory, restructuring and special situations and private fund advisory and placement services to corporations, financial sponsors, institutional investors and governments around the world. We offer a unique portfolio of advisory services designed to help our clients achieve their strategic objectives. We also provide, through PJT Park Hill, private fund advisory and fundraising services for alternative investment managers, including private equity funds, real estate funds and hedge funds. To learn more about PJT Partners, please visit the Company’s website at www.pjtpartners.com.

Forward-Looking Statements

Certain material presented herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include certain information concerning future results of operations, business strategies, acquisitions, financing plans, competitive position, potential growth opportunities, potential operating performance improvements, the effects of competition and the effects of future legislation or regulations. Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “opportunity,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “continue,” “may,” “might,” “should,” “could” or the negative of these terms or similar expressions.

Forward-looking statements involve risks, uncertainties and assumptions. Actual results may differ materially from those expressed in such forward-looking statements. You should not put undue reliance on any forward-looking statements contained herein. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

The risk factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the United States Securities and Exchange Commission (“SEC”), as such factors may be updated from time to time in our periodic filings with the SEC, accessible on the SEC’s website at www.sec.gov, could cause our results to differ materially from those expressed in forward-looking statements. There may be other risks and uncertainties that we are unable to predict at this time or that are not currently expected to have a material adverse effect on our business. Any such risks could cause our results to differ materially from those expressed in forward-looking statements.

Non-GAAP Financial Measures

The following represent key performance measures that management uses in making resource allocation and/or compensation decisions. These measures should not be considered substitutes for, or superior to, financial measures prepared in accordance with GAAP.

Management believes the following non-GAAP measures, when presented together with comparable GAAP measures, are useful to investors in understanding the Company’s operating results: Adjusted Pretax Income; Adjusted Net Income; Adjusted Net Income, If-Converted, in total and on a per-share basis; Adjusted Earnings Per Share; Adjusted Compensation and Benefits Expense and Adjusted Non-Compensation Expense. These non-GAAP measures, presented and discussed in this earnings release, remove the significant accounting impact of: (a) transaction-related compensation expense, including expense related to Partnership Units with both time-based vesting and market conditions as well as equity-based and cash awards granted in connection with the spin-off from Blackstone and acquisition of CamberView; (b) intangible asset amortization associated with Blackstone’s initial public offering (“IPO”), the acquisition of PJT Capital LP, and the acquisition of CamberView; and (c) the amount the Company has agreed to pay Blackstone related to the net realized cash benefit from certain compensation-related tax deductions. Reconciliations of the non-GAAP measures to their most directly comparable GAAP measures and further detail regarding the adjustments are provided in the Appendix.

To help investors understand the effect of the Company’s ownership structure on its Adjusted Net Income, the Company has presented Adjusted Net Income, If-Converted. This measure illustrates the impact of taxes on Adjusted Pretax Income, assuming all Partnership Units (excluding the unvested partnership units that have yet to satisfy certain market conditions) were exchanged for shares of the Company’s Class A common stock, resulting in all of the Company’s income becoming subject to corporate-level tax, considering both current and deferred income tax effects.

Appendix

GAAP Condensed Consolidated Statements of Operations (unaudited)

Reconciliations of GAAP to Non-GAAP Financial Data (unaudited)

Summary of Shares Outstanding (unaudited)

Footnotes

PJT Partners Inc.

GAAP Condensed Consolidated Statements of Operations (unaudited)

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues
Advisory	$146,075	$117,161	$383,577	$318,918
Placement	25,596	18,229	77,603	72,481
Interest Income and Other	2,556	4,753	7,807	13,456
Total Revenues	174,227	140,143	468,987	404,855
Expenses
Compensation and Benefits	123,040	99,875	337,356	297,780
Occupancy and Related	7,883	6,641	22,821	20,017
Travel and Related	5,567	5,449	19,247	16,906
Professional Fees	6,120	6,072	17,589	15,290
Communications and Information Services	3,365	2,781	10,071	9,521
Depreciation and Amortization	3,454	2,263	10,709	6,362
Other Expenses	5,015	4,980	17,906	14,140
Total Expenses	154,444	128,061	435,699	380,016
Income Before Provision (Benefit) for Taxes	19,783	12,082	33,288	24,839
Provision (Benefit) for Taxes	5,002	(197)	7,544	(5,189)
Net Income	14,781	12,279	25,744	30,028
Net Income Attributable to Non-Controlling Interests	7,956	4,729	12,992	10,297
Net Income Attributable to PJT Partners Inc.	$6,825	$7,550	$12,752	$19,731
Net Income Per Share of Class A Common Stock
Basic	$0.28	$0.34	$0.53	$0.91
Diluted	$0.28	$0.33	$0.52	$0.85
Weighted-Average Shares of Class A Common Stock Outstanding
Basic	24,013,033	22,275,847	24,107,179	21,425,766
Diluted	24,973,570	24,112,349	25,024,084	24,047,660

PJT Partners Inc.

Reconciliations of GAAP to Non-GAAP Financial Data (unaudited)

(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
GAAP Net Income	$14,781	$12,279	$25,744	$30,028
Less: GAAP Provision (Benefit) for Taxes	5,002	(197)	7,544	(5,189)
GAAP Pretax Income	19,783	12,082	33,288	24,839

Adjustments to GAAP Pretax Income
Transaction-Related Compensation Expense(1)	11,535	10,185	37,205	38,673
Amortization of Intangible Assets(2)	1,758	583	5,726	1,751
Spin-Off-Related Payable Due to Blackstone(3)	430	274	515	1,075
Adjusted Pretax Income	33,506	23,124	76,734	66,338
Adjusted Taxes(4)	6,192	3,642	12,457	8,751
Adjusted Net Income	27,314	19,482	64,277	57,587

If-Converted Adjustments
Less: Adjusted Taxes(4)	(6,192)	(3,642)	(12,457)	(8,751)
Add: If-Converted Taxes(5)	8,959	5,160	19,786	14,713
Adjusted Net Income, If-Converted	$24,547	$17,964	$56,948	$51,625

GAAP Net Income Per Share of Class A Common Stock
Basic	$0.28	$0.34	$0.53	$0.91
Diluted	$0.28	$0.33	$0.52	$0.85
GAAP Weighted-Average Shares of Class A Common Stock Outstanding
Basic	24,013,033	22,275,847	24,107,179	21,425,766
Diluted	24,973,570	24,112,349	25,024,084	24,047,660

Adjusted Net Income, If-Converted Per Share	$0.60	$0.44	$1.39	$1.30
Weighted-Average Shares Outstanding, If-Converted	40,917,949	40,623,599	41,022,464	39,666,627

PJT Partners Inc.

Reconciliations of GAAP to Non-GAAP Financial Data – continued (unaudited)

(Dollars in Thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
GAAP Compensation and Benefits Expense	$123,040	$99,875	$337,356	$297,780
Transaction-Related Compensation Expense(1)	(11,535)	(10,185)	(37,205)	(38,673)
Adjusted Compensation and Benefits Expense	$111,505	$89,690	$300,151	$259,107

Non-Compensation Expenses
Occupancy and Related	$7,883	$6,641	$22,821	$20,017
Travel and Related	5,567	5,449	19,247	16,906
Professional Fees	6,120	6,072	17,589	15,290
Communications and Information Services	3,365	2,781	10,071	9,521
Depreciation and Amortization	3,454	2,263	10,709	6,362
Other Expenses	5,015	4,980	17,906	14,140
GAAP Non-Compensation Expense	31,404	28,186	98,343	82,236
Amortization of Intangible Assets(2)	(1,758)	(583)	(5,726)	(1,751)
Spin-Off-Related Payable Due to Blackstone(3)	(430)	(274)	(515)	(1,075)
Adjusted Non-Compensation Expense	$29,216	$27,329	$92,102	$79,410

PJT Partners Inc.

Summary of Shares Outstanding (unaudited)

The following table provides a summary of weighted-average shares outstanding for the three and nine months ended September 30, 2019 and 2018 for both basic and diluted shares. The table also provides a reconciliation to If-Converted Shares Outstanding assuming that all Partnership Units and unvested PJT Partners Inc. restricted stock units (“RSUs”) were converted to shares of the Company’s Class A common stock:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Weighted-Average Shares Outstanding - GAAP
Shares of Class A Common Stock Outstanding	22,968,953	21,039,687	23,127,276	20,174,832
Vested, Undelivered RSUs	1,044,080	1,236,160	979,903	1,250,934
Basic Shares Outstanding, GAAP	24,013,033	22,275,847	24,107,179	21,425,766
Dilutive Impact of Unvested Common RSUs(6)	960,537	1,836,502	916,905	2,621,894
Diluted Shares Outstanding, GAAP	24,973,570	24,112,349	25,024,084	24,047,660

Weighted-Average Shares Outstanding - If-Converted
Shares of Class A Common Stock Outstanding	22,968,953	21,039,687	23,127,276	20,174,832
Vested, Undelivered RSUs	1,044,080	1,236,160	979,903	1,250,934
Conversion of Unvested Common RSUs(6)	960,537	1,836,502	916,905	2,621,894
Conversion of Participating RSUs	28,514	125,388	45,039	143,856
Conversion of Partnership Units	15,915,865	16,385,862	15,953,341	15,475,111
If-Converted Shares Outstanding	40,917,949	40,623,599	41,022,464	39,666,627

	As of September 30,
	2019	2018
Fully-Diluted Shares Outstanding(7)(8)	43,274,179	42,300,645

As of September 30, 2019, there were 3.7 million Partnership Units and 0.3 million RSUs subject to market conditions that are not included in fully-diluted shares outstanding.

Footnotes

(1)

This adjustment adds back to GAAP Pretax Income transaction-related compensation expense for Partnership Units with both time-based vesting and market conditions as well as equity-based and cash awards granted in connection with the spin-off from Blackstone and the acquisition of CamberView.

(2)

This adjustment adds back to GAAP Pretax Income amounts for the amortization of intangible assets that are associated with Blackstone’s IPO, the acquisition of PJT Capital LP on October 1, 2015 and the acquisition of CamberView on October 1, 2018.

(3)

This adjustment adds back to GAAP Pretax Income the amount the Company has agreed to pay Blackstone related to the net realized cash benefit from certain compensation-related tax deductions. Such expense is reflected in Other Expenses in the Condensed Consolidated Statements of Operations.

(4)	Represents taxes on Adjusted Pretax Income, considering both current and deferred income tax effects for the current ownership structure.
(5)

Represents taxes on Adjusted Pretax Income, assuming all Partnership Units (excluding the unvested partnership units that have yet to satisfy market conditions) were exchanged for shares of the Company’s Class A common stock, resulting in all of the Company’s income becoming subject to corporate-level tax, considering both current and deferred income tax effects.

(6)	Represents the dilutive impact under the treasury method of unvested, non-participating RSUs that have a remaining service requirement.
(7)	Excludes 3.7 million unvested Partnership Units and 0.3 million RSUs as of September 30, 2019 that have yet to satisfy certain market conditions.
(8)	Assumes all Partnership Units and unvested participating RSUs have been converted to shares of the Company’s Class A common stock.
Note:	Amounts presented in tables above may not add or recalculate due to rounding.